                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM 8-K

                           Current Report Pursuant to
                           Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          November 3, 1999

                           Destia Communications, Inc.
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             (Exact Name of Registrant as Specified in its Charter)

                                   Delaware
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                (State or Other Jurisdiction of Incorporation)

             000-25961                                  11-3132722
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      (Commission File Number)             (I.R.S. Employer Identification No.)


                    95 Route 17 South, Paramus, New Jersey 07652
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                (Address of Principal Executive Offices)  (Zip Code)

                                  (201) 226-4500
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                (Registrant's Telephone Number, Including Area Code)

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           (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

        Please see the attached press release.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Destia Communications, Inc.
                                ---------------------------------------
                                (Registrant)

                                /s/ RICHARD L. SHORTEN, JR.
                                ---------------------------------------
                                Name: Richard L. Shorten, Jr.
                                Title: Senior Vice President and General
                                       Counsel

Dated: November 4, 1999

    Destia Communications, Inc. (ticker: DEST, exchange: Nasdaq) News Release -- Wednesday, November 3, 1999

    DESTIA COMMUNICATIONS, INC. REPORTS 50% IMPROVEMENT IN EBITDA MARGIN
                            FOR THIRD QUARTER OF 1999

   SIGNIFICANT GROWTH CONTINUES IN EUROPEAN RETAIL BUSINESS DRIVEN BY INTERNET INITIATIVES

Paramus, N.J./Nov. 3/BusinessWire -- Destia Communications, Inc. (NASDAQ: DEST) today reported record results for the third quarter of 1999. EBITDA (earnings before interest, taxes, depreciation and amortization) as a percentage of revenues for the third quarter of 1999 improved by approximately 50% over the third quarter of 1998. This improvement resulted from enhanced gross margins and operating leverage, combined with a 75% increase in revenues over the third quarter of 1998, to $88.2 million. Much of this growth was fueled by the Company's Internet initiatives in its Swiss, Belgian and German markets where the Company currently generates more than 12% of its minutes through Internet access.

As a percentage of revenues, EBITDA for the third quarter of 1999 improved almost 30% from the second quarter of 1999 and approximately 50% from the third quarter of 1998. Destia reported an EBITDA margin of negative 7.9% for the quarter, as compared to negative 15.6% for the same period a year ago and negative 10.9% for the second quarter of 1999. In absolute terms, Destia reported an EBITDA loss of $7.0 million in the third quarter of 1999, as compared to an EBITDA loss of $8.3 million in the second quarter of 1999, and an EBITDA loss of $7.9 million for the third quarter of 1998.

 "Our strong revenue growth and continued improvements in gross margin contributed to the improvement in EBITDA," said Alan Levy, Destia's President and Chief Operating Officer. "Our retail-focused strategy, innovative marketing initiatives and network expansion enable us to maintain high gross margins and realize continued improvements in EBITDA margins. This is our fourth consecutive quarter of EBITDA margin improvements, and we remain on schedule to record positive EBITDA on a standalone basis by the second half of 2000."

Revenues for the quarter ended September 30, 1999 were $88.2 million, representing an increase of 75% over revenues of $50.5 million for the third quarter of 1998, and an increase of 16% over revenues of $76.0 million for the quarter ended June 30, 1999. Destia's retail customer base continued to expand substantially, with the Company billing nearly 540,000 end-users at September 30, 1999, up almost 260,000 or 94% from September 30, 1998, and up almost 50,000 customers from the previous quarter. The majority of Destia's sequential quarterly customer growth came from its European operations, which accounted for over 73% of new customer additions.

In Switzerland, Belgium and Germany, where Destia has recently introduced Internet access service, its Internet minutes comprised approximately 12% of Destia's total minutes in those markets during the third quarter. Internet minutes in the third quarter grew by nearly 100% over the second quarter of 1999. By year end, Destia plans to complete its European Internet access rollout by offering service in Austria, France, Greece and the United Kingdom. The Company will then offer bundled Internet access and telephony in all of the major European countries that it serves.

"I am very pleased that we had an extremely successful third quarter both in terms of our financial results and the success of our more recent marketing initiatives, particularly the rollout of our Internet access products," said Alfred West, Destia's Chairman and Chief Executive Officer. "We experienced significant growth in each of our primary business units, particularly in retail preselect and 1xxx services, which generate high gross margins. Of particular note is that we generated high growth in our European services, where we traditionally experience less demand during the summertime. We expect to fuel future revenue growth through new marketing initiatives, such as our `One World, One Rate' Club in the U.S., Canada and select Western European countries, free Internet access in additional selected Western European markets, and our Presto! Card alliance with Coca Cola-Registered Trademark-. As the EBITDA improvement shows, we have also begun to realize the benefits of leveraging the network and administrative infrastructure that we have been building for more than two years."

Revenues in Continental Europe, North America and the United Kingdom increased by 163%, 66% and 57%, respectively, in the third quarter of 1999 over the third quarter of 1998. On a sequential basis, revenues in the third quarter from Continental Europe and North America increased 30% and 20%, respectively, over the second quarter of 1999. As a result of Destia's strong revenue growth in both Continental Europe and the United Kingdom, revenues in Europe comprised 38% of Destia's total revenues for the third quarter, as compared to 34% during the third quarter of 1998. The increase in European revenues occurred despite a significant decline in exchange rates for European currencies against the U.S. dollar since the beginning of 1999, which negatively impacted revenues for the third quarter by approximately $2.0 million.

Gross margins improved to 29.0% in the third quarter of 1999, from 28.4% and 28.7% in the second quarter of 1999 and third quarter of 1998, respectively, as a result of the growth in retail revenues supported by the continued expansion of the Destia network, increased utilization of owned and leased transmission capacity and improved global routing. On a pro forma basis, after eliminating the effect of the decline of European currencies against the U.S. dollar since the beginning of 1999, gross margins would have been approximately 29.8% for the third quarter of 1999.

Selling, general and administrative ("SG&A") expenses as a percentage of revenues declined to 36.9% for the third quarter of 1999 from the 44.2% reported for the third quarter of 1998, and from 39.4% for the second quarter of 1999. In absolute terms, SG&A expenses for the third quarter increased only 9% over the second quarter of 1999, while total revenues increased by 16%, further reflecting that the Company is now leveraging the sales and customer support infrastructure built over the past two and a half years.

The Company reported a net loss of $24.9 million in the third quarter of 1999 compared to a net loss of $19.3 million in the same period a year ago. The year-to-year increase in net loss primarily reflects the additional depreciation expense associated with the continuing build-out of the Destia network in the United States, the United Kingdom and Continental Europe. Destia reported a net loss of $25.2 million in the second quarter of 1999. The reduction in net loss in sequential quarters is primarily due to the gross margin improvement as well as the reduction in SG&A expenses as a percentage of revenues.

As previously announced, Destia has entered into a merger agreement with Viatel, Inc. (Nasdaq: VYTL) in a stock for stock transaction that is expected to close by year-end. The merger combines Viatel's Circe network, Europe's most advanced cross-border broadband network, with Destia's retail services and extensive sales and marketing expertise to produce a company with total annualized revenues of approximately $579 million, based on second quarter 1999 revenues. The combined entity will have a significant market presence in the United Kingdom, Germany, Belgium, Switzerland, and the United States and has strong prospects for market success in France, Italy, The Netherlands and Spain. The companies expect that merging their highly complementary businesses will yield numerous economic benefits and will enhance their ability to offer a wide array of IP and ATM-based broadband services.

"Our merger with Viatel will create a combined company with proven retail expertise and the underlying broadband network to deliver new services, particularly in Europe," remarked Mr. West. "As we introduce new products in the months to come, we expect to replicate our successful sales and marketing approach that targets end-users in each of our markets. The merger with Viatel will accelerate our roll-out of many new products and services, particularly data products such as high speed Internet access, digital subscriber line (DSL) services and wholesale broadband services."

Destia Communications, Inc. (www.destia.com) (formerly EconoPhone) is a facilities-based provider of domestic and international telecommunications services in North America and nine countries in Europe. Destia provides its end-users with a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid card services, carrier wholesale transmission services and Internet access.



CERTAIN STATEMENTS HEREIN ARE "FORWARD-LOOKING STATEMENTS" (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). THESE STATEMENTS ARE BASED UPON THE BELIEF OF DESTIA'S MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BEYOND INFORMATION CURRENTLY AVAILABLE TO DESTIA'S MANAGEMENT. BECAUSE SUCH "FORWARD-LOOKING STATEMENTS" ARE SUBJECT TO RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH "FORWARD-LOOKING STATEMENTS". FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH "FORWARD-LOOKING STATEMENTS" INCLUDE, BUT ARE NOT LIMITED TO, HIGHLY COMPETITIVE MARKET CONDITIONS; GENERAL ECONOMIC CONDITIONS; THE RATE OF EXPANSION OF DESTIA'S NETWORK AND/OR CUSTOMER BASE; INACCURACIES IN DESTIA'S FORECASTS OF TELECOMMUNICATIONS TRAFFIC OR CUSTOMERS; CHANGES IN THE AVAILABILITY OF TRANSMISSION FACILITIES; CUSTOMER RETENTION AND CREDIT RISK; CHANGES IN OR DEVELOPMENTS UNDER LAWS, REGULATIONS, LICENSING REQUIREMENTS OR TELECOMMUNICATIONS STANDARDS; CURRENCY FLUCTUATIONS; CHANGES IN RETAIL OR WHOLESALE TELECOMMUNICATIONS RATES; CHANGES IN INTERNATIONAL SETTLEMENT RATES; THE LOSS OF THE SERVICES OF CERTAIN MEMBERS OF DESTIA'S SENIOR MANAGEMENT; FAILURES OR DELAYS IN COMPLETING THE MERGER WITH VIATEL AND OTHER FACTORS DISCUSSED IN FILINGS MADE BY DESTIA WITH THE SECURITIES AND EXCHANGE COMMISSION. THE FOREGOING REVIEW OF IMPORTANT FACTORS SHOULD NOT BE CONSTRUED AS EXHAUSTIVE; DESTIA UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS IT MAY MAKE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF, INCLUDING THE OCCURRENCE OF UNANTICIPATED EVENTS.

                           Destia Communications, Inc.
                 Consolidated Condensed Statements Of Operations
                                ($ in thousands)




                                                 THREE MONTHS ENDED SEPTEMBER 30TH,         NINE MONTHS ENDED SEPTEMBER 30TH,
                                                -------------------------------------       ---------------------------------
                                                       1999         1998                       1999          1998
                                                    ---------     ---------                 ---------     ---------
Revenues                                            $  88,225     $  50,542                 $ 226,815     $ 140,956
Cost of services                                       62,678        36,047                   161,415       103,088
Gross profit                                           25,547        14,495                    65,400        37,868
Selling, general and administrative expenses           32,557        22,364                    89,083        57,121
EBITDA (1)                                             (7,010)       (7,869)                  (23,683)      (19,253)
Depreciation and amortization                           7,629         3,030                    20,393         7,131
Loss from operations                                  (14,639)      (10,899)                  (44,076)      (26,384)
Interest income, interest expense, other, net         (10,289)       (8,360)                  (30,561)      (20,794)
Income before tax                                     (24,928)      (19,259)                  (74,637)      (47,178)
Tax                                                      --            --                        --            --
Net loss                                            ($ 24,928)      (19,259)                ($ 74,637)    ($ 47,178)


Percent of revenue:
Gross profit                                             29.0%         28.7%                     28.8%         26.9%
Selling, general and administrative expenses             36.9          44.2                      39.3          40.5
EBITDA                                                   (7.9)        (15.6)                    (10.4)        (13.7)



(1) EBITDA represents loss from operations before interest and other expenses, taxes, and depreciation and amortization expense. Destia has included information concerning EBITDA herein because such information is commonly used in the telecommunications industry as one measure of operating performance and ability to service debt.